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                                                                    Exhibit 10.2

                           SECOND AMENDMENT TO LEASE

1.   PARTIES

     1.1 THIS AGREEMENT made the 26th day of July, 2001 is between MACK-CALI REALTY, L.P. ("Lessor") whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 and MOVADO GROUP, INC. ("Lessee"), whose address is 125 Chubb Avenue, Lyndhurst, New Jersey 07071.

2.   STATEMENT OF FACTS

     2.1 Lessor and Lessee entered into a Lease dated December 21, 2000, as amended by First Amendment dated December 21, 2000 (the "Lease") covering approximately 57,535 gross rentable square feet on the third
          (3rd) floor ("Premises") in the building located at Mack Centre II, One Mack Drive, Paramus, New Jersey ("Building"); and

     2.2 Lessee wishes to install a receiving antenna which includes one (1) eighteen inch satellite dish and related equipment including any cable or signal lines, any receivers amplifiers, electrical power supplies, motor's or other electronic equipment and any masts, supporting structures, guy wires, anchors, equipment shelters or other structures (hereinafter the "Antenna") on a portion of the roof of the Building as approved by Lessor; and

     2.3 Lessor is willing to allow Lessee to utilize a portion of the roof of the Building designated by Lessor for the placement of the Antenna on the terms and conditions set forth below.

3.   TERMS OF AGREEMENT

     NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter, Lessor and Lessee agree as follows:

     3.1  The above recitals are incorporated herein by reference.

     3.2 All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

     3.3 Lessor hereby grants to Lessee the right and privilege to occupy a portion of the roof of the Building designated by Lessor so that Lessee may install, use, operate, maintain, repair and replace, the Antenna, in compliance with the provisions of this Agreement.

     3.4 The rights of Lessee under this Agreement are non-exclusive and Lessor shall have the continued ability to lawfully allow other parties, or itself, the right to install other equipment on the roof of the Building.

     3.5 Lessee acknowledges it has examined the portion of the roof of the Building designated by Lessor under Section 3.3 above and accepts same in its "AS-IS" condition and agrees that Lessor is under no obligation to perform any work or provide any materials to prepare the roof or the Building for Lessee's Antenna. Lessee acknowledges no representation has been made by Lessor as to the condition or the suitability of the roof of the Building for the use of Lessee's Antenna for which the Lessee is granted herein, or whether such use is permissible under any applicable laws.

     3.6 The Antenna may be used only in connection with business operations conducted by Lessee in the Premises and at other locations. The Antenna may not be used for common carrier telecommunication services or for private telecommunication


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      services to anyone other than Lessee. The Antenna shall be installed, used, operated and maintained solely at the expense of Lessee. Lessee shall coordinate the installation activities with Lessor and shall neither bring the Antenna or any associated equipment to the site, nor commence its installation at the Building, without first giving Lessor reasonable notice of the date and time of the planned installation.

3.7 The Antenna shall in all cases be installed, used, operated, maintained and removed in compliance with the following requirements: (1) the Antenna shall not interfere in any way with the Building's existing engineering, window washing or other maintenance functions; (2) the Antenna must be properly secured and installed so as not to be affected by high winds or other elements; (3) the Antenna must be properly grounded; (4) the weight of the Antenna shall not exceed the load limits of the Building; and (5) in no event shall the Antenna or any appurtenant wiring or cable interfere with or otherwise affect the electrical, mechanical, structural, life safety or other building systems of the Building.

3.8 Lessee shall bear all costs and expenses in connection with the installation, use, operation, maintenance, and removal of the Antenna, including all costs relating to the repair of any damage to the roof or other parts of the Building caused directly by any such installation, use, operation, maintenance or removal, including without limitation water damage or other damage resulting from the elements.

3.9 The use of the Antenna and the location thereof on the Building shall at all times be in compliance with and permitted by all applicable governmental laws, codes, rules, and regulations including zoning and building laws and laws administered by the Federal Communication Commission and the Federal Aviation Administration. Lessee shall be responsible for, and procure at its sole cost and expense, any approvals and/or permits necessary for the installation and operation of the Antenna. Any such permit application must be coordinated with Lessor prior to filing. A copy of said permits and/or approvals shall be delivered to Lessor prior to the installation of the Antenna.

3.10 Notwithstanding the foregoing, the Antenna will not cause any interference to Lessor's use or operation of the Building. Lessee shall take all steps required to insure that the location and operation of the Antenna shall not interfere with or adversely effect (i) transmission by other communication facilities located within the Building or on the roof of the Building and used by Lessor or any other present or future tenants of the Building; (ii) other tenant's use and enjoyment of its leased space or the common areas of the Building; or (iii) neighboring landowners. If the location or operation of the Antenna causes such interference, Lessee shall, within forty-eight (48) hours of notice from Lessor, take all steps necessary to correct and eliminate to Lessor's satisfaction such interference, or remove the Antenna. Lessee will indemnify, defend and hold harmless Lessor and its agents from and against any and all claims for damages due to its Antenna or the transmissions therefrom which cause any such interference. Lessor will notify Lessee of any claim from third parties of alleged interference created by Lessee's installation or from transmissions or receptions from such installations. Upon receipt of any notification from Lessor of any such claimed interference, Lessee will undertake the handling of such claim and shall indemnify, defend and hold harmless Lessor and its agents from and against any and all cost and expenses arising by reason of such claim. As part of the installation of the Antenna, Lessee will appropriately filter and trap any and all byproducts or interference through existing broadcast installations and their signals or through other appropriate means.

3.11 If Lessor, for any reason, is unable to obtain any required access through adjoining premises or space occupied by other tenants, Lessor will promptly notify Lessee and terminate Lessee's right to install the Antenna.

3.12 Prior to the installation of the Antenna, Lessee shall, at its cost and expense, prepare and deliver to Lessor working drawings, plans and specifications (the








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            "Plans") detailing the exact location and size of the Antenna and method of the installation and use of the Antenna. No installation shall commence until Lessor has approved the Plans, which approval shall not be unreasonably withheld or delayed. Lessee shall install the Antenna and all wires, cables and other components strictly in the manner shown on the Plans. Such installation shall be performed
            (i) upon reasonable prior notice to Lessor, (ii) in a safe manner consistent with generally accepted construction standards and (iii) in such a way as to minimize interference with the operation of the Building. Each contractor performing any portion of Lessee's installation of the Antenna shall be subject to Lessor's approval, which approval shall not be unreasonably withheld or delayed.

     3.13. Lessee shall install all screening reasonably required by Lessor such that the Antenna shall not be visible from any portion of the ground constituting the Common Areas. The Antenna shall not display any name, logo, or identity whatsoever visible from any portion of the ground or be used for advertising of products or services. No marking lighting of the Antenna will be permitted.

     3.14 Lessee shall keep the Antenna in good order, repair and condition throughout the term of this Agreement and shall bear the cost of repairing any damage to the Building resulting from the installation, maintenance, relocation, use and removal of the Antenna, including any roof repairs and consequential damages resulting from roof leaks. Lessor shall have the option to perform such work and Lessee shall reimburse Lessor for such reasonable costs, on demand.

     3.15 Lessee may not install the Antenna in a manner which will void or impair any then existing roof warranty. All work in connection with the roofing surface shall be performed by Lessor's roofing contractor at Lessee's sole cost and expense.

     3.16 Access by Lessee and its employees, agents, and contractors to portions of the Building outside the Premises for the installation, maintenance, repair, operation, and use of the Antenna is subject to reasonable rules and requirements of Lessor, including any requirement that work on the Antenna be performed at times and under the supervision of persons designated by Lessor.

     3.17 At Lessor's request, Lessor shall obtain and pay for (i) the services of a structural engineer acceptable to Lessor, (i) the design of any additional roof supports required to support the Antenna and (ii) the monitoring of the installation thereof.

     3.18 Lessee shall pay Lessor, on demand, the reasonable cost Lessor typically charges for (i) determining the location of the Antenna and its associated wiring, (ii) the cost of reviewing the Plans and monitoring such installation, (iii) the cost of coordinating and obtaining any certification as to the continuation of the roof guarantee and (iv) any other reasonable cost incurred by Lessor resulting from Lessee's installation, use or removal of the Antenna.

     3.19 The term of this Agreement shall commence upon the date the Lessee is in receipt of a building permit applicable to the installation of the Antenna ("Commencement Date") and shall expire on the Expiration Date stated in the Lease unless otherwise extended.

     3.20 From and after the Commencement Date, Lessee shall pay Lessor a fee for the use of space outside the Premises for the Antenna in the amount of $100.00 dollars in advance each month during the term stated in Paragraph 3.19 above, without any demand, counterclaim, deduction or setoff. All monthly installments of this fee shall be deemed Additional Rent under the Lease. If the term commences on a day other than the first day of a month, the fee shall be prorated for that first month for the number of days from the Commencement Date to the end of the month.

     3.21 The Antenna shall remain Lessee's personal property and shall be at the Building


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            at the sole risk of the Lessee and Lessor shall not be liable for damage thereto or theft, misappropriation or loss thereof. At the termination of the Lease, or any renewal or extension thereof, the Antenna and all related equipment and wiring shall be removed by Lessee, at Lessee's sole cost and expense, and Lessee shall at that time repair any damage caused by the such installation and removal thereof.

     3.22 Lessor may, upon twenty (20) days prior written notice to Lessee, require Lessee to relocate the Antenna and such associated cables, wiring and components to another location on the roof, and Lessee shall do so at its sole cost and expense.

     3.23 Notwithstanding the above, Lessee shall, at its sole cost and expense, within thirty (30) days after receipt of written notice from Lessor that a comparable communications system has been installed, remove the Antenna and commence using such comparable communication system provided by Lessor or its designee. Lessee shall have no liability or responsibility for the costs associated with the acquisition and installation of such system.

     3.24 Lessee agrees that except to the extent arising directly from the negligence or willful misconduct of Lessor or its agents, employees, representatives and/or contractors, but subject to the terms of the Lease, Lessor shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property resulting from any cause whatsoever relating to the installation, use, maintenance, relocation or removal of the Antenna and its associated wiring, cables, and other components and Lessee hereby agrees to protect, defend, indemnify and save harmless Lessor and its agents from all claims, actions, demands, costs, expenses and liability whatsoever, including reasonable attorneys fees, on account of any such real or claimed event, damage or liability and from all liens, claims and demands arising from any occurrence relating to the installation, use, repair, maintenance, relocation or removal of the Antenna, including any roof leaks, roof repairs and consequential damages resulting from the same or occasioned in whole or in part by any act or omission of Lessee, its agents, contractors, servants, employees or invitees. Lessee's obligations under this provision shall survive the expiration or sooner termination of this Agreement.

     3.25 Lessee hereby represents to Lessor that there exists no default under the Lease either by Lessee or Lessor.

     3.26 Except as expressly amended herein, the Lease covering the Premises shall remain in full force and effect, and Lessor and Lessee hereby ratify and confirm all of the terms and conditions thereof.

     3.27 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

     3.28 Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

     IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other they possess the requisite authority to enter into this transaction and to sign this Agreement.

MACK-CALI REALTY, L.P.,        MOVADO GROUP, INC.

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LESSOR                                       LESSEE



By:  Mack-Cali Realty Corporation,           By:  /s/ Richard A. Buonocore
     its general partner                          -----------------------------
                                                  Name:  Richard A. Buonocore
                                                  Title: Senior Vice President
By:  /s/ Michael A. Grossman                             Administration
     -----------------------------                       Movado Group Inc.
     Michael A. Grossman
     Executive Vice President




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